Exhibit 10

QUAD/GRAPHICS, INC.
SYNERGY REWARDS PROGRAM

This Synergy Rewards Program (this “Program”) constitutes an Award pursuant to the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in this Program shall have the respective meanings assigned to them in the Plan.  This Program shall be effective as of July 2, 2010, subject to approval by the Company’s shareholders.

Section 1.                                          Purpose

The purpose of this Program is to provide a system of incentive compensation for selected leaders and team members of Quad/Graphics, Inc. (the “Company”) that will encourage and reward the achievement of expected synergy savings following the Company’s acquisition of World Color Press Inc. and, thereby, increase shareholder value.

Section 2.                                          Participation; Eligibility

The individuals selected by the Compensation Subcommittee (as defined below) shall be participants in this Program.  The intent is that the participants will be the integration and business leaders and team members of the Company expected to dedicate at least 50% of their time to integration leadership and be instrumental in achieving expected synergy savings.

Participants must be employed by the Company on December 31, 2012 to be eligible for an award.  An individual will cease to be considered a participant on the date on which such individual’s employment with the Company terminates (regardless of the reasons for, or timing of, such termination), and such individual will not be entitled to receive any payment under this Program.  No prorated awards will be considered in the event of a participant’s resignation, retirement or termination with or without cause.

Notwithstanding the foregoing, the maximum bonus described in Section 4 shall be available only to a participant during the entire period July 2, 2010 through December 31, 2012.  The Compensation Subcommittee in its sole discretion may elect to award a pro rated bonus to a former participant in the event of such participant’s termination as a result of death or Disability or in the event that a participant is removed from the Program at the discretion of the Compensation Subcommittee even though remaining employed by the Company.  In addition, the Compensation Subcommittee may in its discretion add a new participant after July 2, 2010.  Such bonus (if any) for such participant shall be paid in the same manner and at the same time as bonuses to participants pursuant to Section 4 of this Program, but shall not exceed the amount pro rated to reflect the period of time in which the person was a participant during the thirty (30)-month period of the Program.  “Disability” shall mean a participant’s long-term disability within the meaning of the long-term disability insurance plan or program of the Company then covering the participant, or in the absence of such a plan or program, as determined by the Compensation Subcommittee.

Section 3.                                          Administration

This Program shall be administered by the Compensation Subcommittee, which shall have the full discretionary authority to:

•                                          Determine the amount of Annualized Synergy Savings (as defined below) achieved and Net Costs to Achieve Synergies (as defined below).

•                                          Determine and designate the participants to whom awards are made.

•                                          Interpret this Program.

•                                          Prescribe, award, and rescind any rules and regulations or procedures necessary or appropriate for the administration of this Program.

•                                          Make such other determinations and take such other actions as required or permitted by the Plan or that it deems necessary or advisable in the administration of this Program.

The “Compensation Subcommittee” shall mean the committee designated from time to time by the Committee or the Board to, among other things, discharge the responsibilities of the Committee and the Board with respect to compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Section 4.                                          Bonus Entitlement; Calculation; Payment

4.1                                 Bonus Entitlement.  If Annualized Synergy Savings achieved after the Company’s acquisition of World Color Press Inc. and maintained as of December 31, 2012 are at least $175,000,000, as determined by the Compensation Subcommittee in its sole discretion, each participant shall be eligible to receive a cash bonus under this Program in the first quarter of 2013.  “Annualized Synergy Savings” shall be defined, consistent with presentations previously made by management to the Committee and the Board of Directors, as savings resulting from simplified, more efficient and/or reduced expenses of the combined Quad/Graphics and World Color Press Inc. net of related expense increases, which are believed to be sustainable.  It shall not include savings achieved within the combined companies which could have been achieved at Quad/Graphics as a stand-alone company, and it shall not include one-time costs incurred to achieve such synergies (except to the extent costs are specifically dealt with).  For illustration, a sample of synergy and cost reporting was shared with the Committee and Board at the June 24, 2010 Board of Directors meeting.  The status of Annualized Synergy Savings shall be reported to the Compensation Subcommittee no less than quarterly, accompanied by adequate supporting information, and the Compensation Subcommittee shall retain full discretion to resolve or interpret any issues which may arise in computing such savings and associated costs.  Final decisions shall be measured and made as of December 31, 2012.

4.2                                 Bonus Calculation.  The amount of each participant’s cash bonus, if any, shall be a multiple of the participant’s Short-Term Incentive Target (as defined below), subject to adjustment for recognizing the Net Costs to Achieve Synergies target as provided below.  The applicable multiple shall correspond to the amount of Annualized Synergy Savings achieved and maintained as of December 31, 2012 as set forth in the following table.

Annualized Synergy Savings	Bonus Amount

$175,000,000	1.0X Short-Term Incentive Target

$200,000,000	1.5X Short-Term Incentive Target

$225,000,000	2.0X Short-Term Incentive Target

$250,000,000	2.5X Short-Term Incentive Target

$275,000,000	3.0X Short-Term Incentive Target

$300,000,000	3.5X Short-Term Incentive Target

$325,000,000 and above	4.0X Short-Term Incentive Target

The amount of any bonuses to be paid under this Program shall be subject to adjustment based on Net Costs to Achieve Synergies, as follows:

•                                          If Net Costs to Achieve Synergies exceed the dollar amount of the Annualized Synergy Savings achieved, the Compensation Subcommittee may decrease the amount of the bonuses otherwise to be paid under this Program by up to 25%.

•                                          If Net Costs to Achieve Synergies are less than the dollar amount of the Annualized Synergy Savings achieved, the Compensation Subcommittee may increase the amount of the bonuses otherwise to be paid under this Program by up to 25%.

“Net Costs to Achieve Synergies” shall be defined, consistent with presentations previously made by management to the Committee and the Board, as net costs incurred directly as a result of achieving synergies or efficiencies as the operations of Quad/Graphics and World Color Press Inc. are combined.  Examples of items included in Net Costs to Achieve Synergies would be plant closure costs; net proceeds from sales of plants; new equipment purchases (depreciation); employee costs associated with departure; moving costs for equipment and the like; and the cost to the Company of bonuses paid under this Program.  The status of Net Costs to Achieve Synergies shall be reported to the Compensation Subcommittee no less than quarterly, accompanied by adequate supporting information, and the Compensation Subcommittee shall retain full discretion to resolve or interpret any issues which may arise in computing such costs.  Final decisions shall be measured and made as of December 31, 2012.

A participant’s “Short-Term Incentive Target” shall mean the dollar amount of such participant’s annual cash incentive compensation award target under the Company’s incentive compensation program calculated at the Target (or ‘B’) rate and in effect during the period from the effective date of this Program through December 31, 2012, annualized, in the case of any partial-year target, and determined using a weighted average in the event that any changes to the target occur during such period (whether attributable to a change in the percentage of the participant’s base salary used to determine the target, a change in the participant’s base salary or any other reason).

4.3                                 Payment.  Any bonuses that become payable under this Program shall be paid in cash by the Company to the participants on or before March 15, 2013.

4.4                                 Certification.  The Compensation Subcommittee shall certify in writing as to the achievement of Annualized Synergy Savings and recognition of Net Costs to Achieve Synergies used to determine the amount of bonuses under this Program.

4.5                                 Overall Limit on Amount of Individual Awards.  Notwithstanding anything to the contrary in this Program, in no event shall an individual bonus payment under this Program be made to a participant to the extent such payment would cause the limitations set forth in Section 6(c) of the Plan to be exceeded.

4.6                                 Contingency on Bonus Pool Funding.  Notwithstanding anything to the contrary in this Program, all individual bonus payments under this Program to the Covered Employees (as defined in the Synergy Rewards Program Bonus Pool (the “Pool”)) shall be contingent on the funding of the bonus pool as set forth in the Pool, and shall be subject to the individual and aggregate maximum amounts payable as established by the Pool.

Section 5.                                          General Provisions

5.1                                 Amendment and Termination.  The Company shall have the right by action of the Compensation Subcommittee to amend or terminate (in whole or in part) this Program at any time and in any manner.  Unless earlier terminated by the Company, this Program shall expire on March 15, 2013 and become non-operational from that date forward.

5.2                                 Interpretation.  The Compensation Subcommittee shall interpret and make all required determinations under this Program in its sole discretion, and such interpretations and determinations shall be final and binding on all participants.

QUAD/GRAPHICS, INC.
SYNERGY REWARDS PROGRAM
BONUS POOL

This Synergy Rewards Program Bonus Pool (the “Pool”) is part of the Synergy Rewards Program (the “Program”) under the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in this Pool shall have the respective meanings assigned to them in the Program.  This Pool shall be effective as of July 2, 2010, subject to approval by the Company’s shareholders.

Section 1.                                          Purpose

The purpose of this Pool is to set forth the performance goal and other requirements that must be met for bonuses under the Program to be paid to the individuals listed in Exhibit A hereto (the “Covered Employees”).

Section 2.                                          Administration

This Pool shall be administered by the Compensation Subcommittee, which shall interpret this Pool and make such determinations and take such other actions with respect to this Pool as are required to qualify compensation paid pursuant to the Program to Covered Employees  who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), as “performance-based compensation” within the meaning of Section 162(m), subject to the terms and conditions of the Program and the Plan.

Section 3.                                          Bonus Pool

4.1                                 Amount of Pool.  If the Company’s cumulative EBITDA (as defined below) for 2011 and 2012 is positive, an amount equal to 3.5% of such cumulative EBITDA (the “Bonus Pool Amount”) will become available for payment to the Covered Employees of bonuses under the Program.  The maximum amount payable from the Pool to each individual Covered Employee shall equal five times such Covered Employee’s Short-Term Incentive Target; provided that, if the aggregate maximum amount payable from the Pool to all Covered Employees as so determined exceeds the Bonus Pool Amount, each Covered Employee’s maximum amount shall be reduced to an amount equal to the product of (i) the Bonus Pool Amount multiplied by (ii) a fraction, the numerator of which is the Covered Employee’s individual maximum amount prior to any reduction and the denominator of which is the aggregate maximum amount payable to all Covered Employees from the Pool prior to any reduction.  Subject to such maximum amounts, the amount actually paid to any Covered Employee will be determined pursuant to the terms of the Program.  Any difference between the maximum amount payable to a Covered Employee from the Pool and the amount actually paid to the Covered Employee pursuant to the terms of the Program shall not increase the amount paid to any other Covered Employee.

4.2                                 EBITDA.  “EBITDA” shall mean the Company’s EBITDA, or its substantial equivalent, as disclosed in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the years ending December 31, 2011 and December 31, 2012.

4.3                                 Certification.  The Compensation Subcommittee shall certify in writing as to the achievement of EBITDA used to determine the maximum amount of bonuses available to the Covered Employees under this Pool and the Program.

4.4                                 Overall Limit on Amount of Individual Awards.  Notwithstanding anything to the contrary in this Pool or the Program, in no event shall an individual bonus payment under the Program be made to a Covered Employee to the extent such payment would cause the limitations set forth in Section 6(c) of the Plan to be exceeded.

Exhibit A

Covered Employees

1.                                       President and Chief Executive Officer

2.                                       Executive Vice President of Manufacturing and Operations and President of Europe

3.                                       Executive Vice President and President of Magazines and Catalogs

4.                                       President of Retail, Directories, Books and Canada

5.                                       President of Direct Mail

6.                                       Vice President and General Counsel